Exhibit 99.2

DNC Vessel Management, Inc.

Unaudited Consolidated Balance Sheet

As of April 2, 2006

(in thousands)

Assets:
Current assets:
Cash	$2,294
Receivables	3
Inventories	788
Other current assets	1,068

Total current assets	4,153

Vessels, equipment and improvements, net	36,343

Total assets	$40,496

Liabilities:
Current liabilities:
Accounts payable	$482
Accrued expenses	6,454
Advance reservation deposits	12,466
Current installments of long-term debt	3,380

Total current liabilities	22,782

Long-term debt	33,774
Advances from parent, net	38,202

Total liabilities	94,758

Stockholders’ deficit:
Common stock, $1 par value, 1,000 shares authorized, issued and outstanding	1
Additional paid-in capital	20,000
Accumulated deficit	(74,263)

Total stockholders’ deficit	(54,262)

Total liabilities and stockholders’ deficit	$40,496

DNC Vessel Management, Inc.

Unaudited Consolidated Statement of Operations and Accumulated Deficit

For the Three Months Ended April 2, 2006

(in thousands)

Revenues	$2,246
Operating expenses:
Cost of sales and other operating costs	1,863
Sales, marketing and administrative expenses	3,719
Depreciation and amortization	505

6,087

Loss from operations	(3,841)

Interest expense	(1,407)
Other income (expense), net	13

(1,394)

Net loss	(5,235)

Accumulated deficit:
As of January 1, 2006	(69,028)

As of April 2, 2006	$(74,263)

DNC Vessel Management, Inc.

Unaudited Consolidated Statement of Cash Flows

For the Three Months Ended April 2, 2006

(in thousands)

Cash flows from operating activities:
Net loss	$(5,235)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	505
Change in assets and liabilities:
Receivables	22
Inventories	43
Other current assets	646
Accounts payable	(1,661)
Accrued expenses	163
Advance reservation deposits	6,731

Net cash provided by operating activities	1,214

Cash flows from investing activities:
Payments for capital expenditures	(1,147)

Net cash used in investing activities	(1,147)

Cash flows from financing activities:
Advances to parent	(801)

Net cash used in financing activities	(801)

Net decrease in cash and cash equivalents	(734)
Cash and cash equivalents, beginning of year	3,028

Cash and cash equivalents, end of year	$2,294

3